Exhibit 10.3

CS Disco, Inc.
Performance Bonus Plan

1.Purpose

The CS Disco, Inc. Performance Bonus Plan (the “Plan”) is designed to provide incentives to participating employees to make important contributions to the success of CS Disco, Inc. (the “Company”) and reward such employees for outstanding performance. The Plan is also intended to enhance the ability of the Company to attract and retain highly talented individuals.

2.Administration

The Plan will be administered by the Board of Directors (the “Board”) of the Company or the Compensation Committee of the Board pursuant to its Charter (as applicable, the “Plan Administrator”). The Plan Administrator will have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Plan Administrator will in every case be final and binding on all persons having an interest in the Plan.

3.Eligibility

(a)Participation. Each employee of the Company or any of its subsidiaries who (i) is an “officer” of the Company (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) (such individuals, the “Officers”) or is otherwise designated by the Plan Administrator as a participant in the Plan and (ii) has been provided with a Target Award (as defined in Section 4 below) and eligibility in the Plan by means of a written agreement with the Company or written notification by the Company, is eligible to participate in the Plan and shall be considered a “Participant” in the Plan. Unless otherwise specified by the Plan Administrator or expressly provided in a written agreement between a Participant and the Company, an individual who commences employment with the Company during an applicable performance period may become a Participant for such performance period, commencing on the date such individual commences employment with the Company (provided such individual meets all other eligibility criteria for participation in the Plan) and will receive a pro-rated Target Award (as defined below) for such initial performance period.

(b)Awards. Each Participant in a performance period will be granted an award of a contingent right to a future payment under the Plan (an “Award”) for such performance period, which will be paid contingent upon achievement of applicable performance goals established by the Plan Administrator for the applicable performance period and earned upon satisfaction of all applicable conditions for earning such Awards, as further described herein, including in Section 3(c) and Section (5) below.

(c)Award Payments. In order to be eligible to receive payment of an Award, a Participant must meet the following criteria unless otherwise specified by the Plan Administrator or expressly provided in a written agreement between such Participant and the Company: (i) continue to be employed with the Company from the date his or her participation in the Plan commences for the applicable performance period through the date the Award is paid; and (ii) comply with any rules of the Plan established by the Plan Administrator. If a Participant ceases to be an Officer during a performance period but continues to be an employee through the date the Award is paid and otherwise is eligible to receive payment of an Award, such individual’s Award may be adjusted as determined appropriate by the Plan Administrator. There is no guarantee for any payment of an Award under the Plan. Awards are paid as advances and not earned until no longer subject to recoupment in accordance with the Clawback Provisions described in Section 6(h) below, as applicable.

4.Method for Establishing and Determining Awards

(a)Establishment of Target Awards. For each performance period, each Participant shall have a target award opportunity under the Plan (“Target Award”), expressed in such Participant’s offer letter with the Company or otherwise in writing and approved by the Plan Administrator, as either a percentage of such Participant’s Base Salary earned during such performance period or as a set dollar amount. The Plan Administrator is not obligated to treat all Plan Participants similarly. For purposes of the Plan, unless otherwise determined by the Plan Administrator, “Base Salary” for a Participant means the total amount of base salary or base wages earned by such Participant during the applicable performance period while such individual is a Participant. Base Salary does not include any bonuses, commissions or other incentive compensation, amounts received or otherwise recognized in connection with equity awards, expense reimbursements, relocation payments, overtime or shift differential payments, contributions made by the Company under any employee benefit plan, the value of any employee benefits or perquisites paid for by the Company, or any other similar items of compensation. Base Salary will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any Company-sponsored plan.

(b)Establishment of Performance Periods. The Plan Administrator will establish the applicable performance periods during which actual performance will be measured against the performance goals established by the Plan Administrator to determine the Participant’s potential Award. Performance periods will generally be established by the Plan Administrator in reference to the Company’s fiscal year and may consist of a single fiscal year, multiple fiscal years, or one or more portions of a fiscal year.

(c)Establishment of Performance Goals. With respect to each performance period, the Plan Administrator will establish the following for each Participant: (i) one or more performance goals (which may be corporate performance goals and/or individual performance goals) and (ii) the relative weights, if any, of such performance goals and (iii) such other terms and conditions of the Award, if any, the Plan Administrator determines appropriate in its discretion (and in accordance with the terms of the Plan). The Plan Administrator will make such determinations under this Section 4(c) at the times and in the manner determined appropriate in its sole discretion and is not obligated to treat all Plan Participants similarly. Unless otherwise determined by the Plan Administrator, performance goals established for each Award shall be selected pursuant to the “Performance Goals” and “Performance Criteria” set forth in the Company’s 2021 Equity Incentive Plan (or successor thereto).

(d)Evaluation of Performance Results. Following the end of each performance period, the Plan Administrator will determine whether (and to what extent) the performance goals established for such performance period have been achieved.

The Plan Administrator has the discretion to make adjustments to performance goals or in the method of calculating the attainment of performance goals, including (but not limited to) adjustments relating to items such as restructuring and/or other nonrecurring charges, items that are “unusual” in nature or occur “infrequently,” dilutive effects of acquisitions or joint ventures, or costs incurred in connection with potential acquisitions or divestitures.

(e)Determination of Actual Awards. For each performance period, the Plan Administrator will determine the amount of any actual Award for each Participant (which may be below, at or above the applicable Target Award) based on (i) the extent to which the performance goals established for such performance period have been achieved (and any relative weighting of such performance goals), (ii) such Participant’s Target Award, and (iii) if and the extent to which any and all other conditions for a Participant to earn and receive an Award have been met. Notwithstanding the foregoing, in determining the amount of any actual Award for any Participant, the Plan Administrator will have the discretion to reduce the amount of any actual Award below the amount calculated under the terms of the Plan, including to zero, or increase the amount of any actual Award above the amount calculated under the terms of the Plan. In making such determination the Plan Administrator may take into consideration such other factors as it determines appropriate, in its sole discretion, including the Participant’s individual performance. Awards will additionally be subject to any maximum payout limitation approved by the Plan Administrator for the applicable performance period.

Unless otherwise determined by the Plan Administrator: (i) any Participant who switches from full-time to part-time employment during the performance period will have his or her actual Award reduced on a pro-rata basis based upon the applicable percentage of full-time equivalent employment that was in effect on an aggregate basis during the performance period; and (ii) no adjustment will be made to the determined amount of an actual Award for any Participant due to any reduction in the percentage of full-time equivalent employment of a Participant that occurs after expiration of the performance period and prior to determination of the actual Award.

Unless prohibited by applicable law or otherwise determined by the Plan Administrator: (i) any Participant who is absent due to an approved leave of absence during the performance period, and who otherwise is eligible to receive and earns an actual Award for such performance period, will have his or her actual Award reduced on a pro-rata basis based upon the applicable period of active employment during the performance period; and (ii) no adjustment will be made to the determined amount of an actual Award for any Participant due to any leave of absence that commences after expiration of the performance period and prior to determination of the actual Award.

5.Payment of Awards

Following, and subject to, the Plan Administrator’s determination of actual Awards for a performance period, the Plan Administrator will approve the payment of Awards for such performance period, subject to satisfaction of any continued services or additional conditions established by the Plan Administrator to receive the Award. Payment of Awards under the Plan will be made as soon as practicable after such approval or satisfaction of such conditions, as applicable. However, Awards are not earned until no longer subject to recovery pursuant to the Clawback Provisions described in Section 6(h) below, as applicable. As a result, to the extent the Clawback Provisions described in Section 6(h) below apply, the Company pays Awards in advance of the Participant’s earning of the Award, and such advances are subject to recovery pursuant to the Clawback Provisions described in Section 6(h) below.

All Awards made under the Plan will be paid in the form of cash or, if approved by the Board or the Committee, an equity award under the Company’s 2021 Equity Incentive Plan (or any successor thereto), as determined by the Plan Administrator in its sole discretion. The terms and conditions of any such equity award will be determined by the Plan Administrator in its sole discretion.

6.Miscellaneous

(a)Withholding of Compensation. The Company will deduct and withhold from any amounts payable to Participants under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state, local or foreign statute, law, regulation, ordinance or order. The Company reserves the right to require a Participant to satisfy such deduction and withholding obligation in such manner as specified by the Company under applicable law, in the event that amounts payable to Participants under the Plan are not paid in the form of cash.

(b)Plan Funding. The Plan will be unfunded. Nothing contained in the Plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Awards under the Plan.

(c)Amendment or Termination of the Plan. The Plan may be amended or terminated at any time by the Compensation Committee or the Board.

(d)No Guarantee of Continued Service. The Plan will not confer any rights upon an employee to remain in service with the Company or any affiliate of the Company for any specific duration or interfere with or otherwise restrict in any way the rights of the Company or any affiliate of the Company to terminate an employee’s service with the Company (or affiliate, if applicable) for any reason, with or without cause or advance notice.

(e)No Assignment or Transfer. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any individual employee or Participant. Any purported assignment or transfer by any employee or Participant will be void. Participation in the Plan does not give any individual any ownership, security, or other rights in any assets of the Company.

(f)Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

(g)Governing Documents. Each Award under the Plan shall be governed by the provisions of the Plan as set forth herein. This Plan contains the entire agreement between the Company and each Participant on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

(h)Clawback/Recovery. All Awards and payouts under the Plan will be subject to recoupment in accordance with the following provisions, as applicable and subject to applicable law (the “Clawback Provisions”): (i) any clawback policy that the Company (x) is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and (y) otherwise voluntarily adopts, to the extent applicable and permissible under applicable law; and (ii) such other clawback, recovery or recoupment provisions set forth in an individual written agreement between the Company and the Participant. No recovery of compensation under such a Clawback Provision will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(i)Recovery of Mistaken Payments. On occasion, the Company may mistakenly overpay or make incorrect payments of Awards. For these situations, to the extent permitted by applicable law, the Company reserves the right to offset or recover such mistaken payment amounts from any future payments of compensation to the Participant. By signing below, the Participant hereby authorizes the Company to reduce from any amounts owed to the Participant by the Company (including Base Salary, expense reimbursements, other bonuses or accrued vacation pay) such mistaken payment amounts and, to the extent the mistaken payment amounts are not repaid to the Company from such reduction, then the unpaid balance becomes a debt the Participant owes to the Company.

(j)Governing Law. The rights and obligations of any employee under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the state in which the Participant primarily performs services to the Company, without regard to its or any other jurisdiction’s conflicts of laws principles.

(k)Section 409A. All Plan payments are intended to satisfy the requirements for the “short-term deferral” exemption from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly.

CS Disco, Inc.
Performance Bonus Plan

TARGET AWARD AND PERFORMANCE GOALS FOR FY[___]

Plan Year:

Performance Period:

Target Award: [_]% of Base Salary

Performance Goals (each as set, calculated and determined by CS Disco, Inc. in its discretion):

[INSERT DETAILS]

Participant’s Acknowledgement:

I have read and understood the terms and conditions of the CS Disco, Inc. Performance Bonus Plan (attached hereto) (the “Plan”) and my participation terms described above, and I accept and agree to be bound by the Plan such terms. I understand that failure to sign this document will disqualify me from earning any other payments under the Plan, and that I will not be otherwise eligible to earn any or other bonus payments.

____________________________________

Name: ______________________________